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                                                                EXHIBIT 99.14


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Fiscal Year End and Financial Statements" in the Registration Statement (Form N-14) of Driehaus Mutual Funds (comprised of Driehaus International Growth Fund, Driehaus International Discovery Fund, Driehaus European Opportunity Fund, Driehaus Asia Pacific Growth Fund, and Driehaus Emerging Markets Growth Fund) and to the incorporation by reference of our report dated February 20, 2003 with respect to the financial statements of the Funds incorporated by reference in this Proxy Statement/Prospectus of Driehaus Mutual Funds, filed with the Securities and Exchange Commission in this Registration Statement under the Securities Act of 1933.



                                                    /s/ ERNST & YOUNG LLP



Chicago, Illinois
June 2, 2003